Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Stock Purchase Rights)
of
Autobytel Inc.
at
$0.35 Net Per Share
pursuant to the Offer to Purchase dated April 20, 2009 by
Infield Acquisition, Inc.,
a wholly-owned subsidiary of
Trilogy Enterprises, Inc.,
a wholly-owned subsidiary of
Trilogy, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M.,
NEW YORK CITY TIME, ON MAY 19, 2009, UNLESS THE OFFER IS EXTENDED.

April 20, 2009

To Brokers, Dealers, Banks, Trust Companies and other Nominees:

Infield Acquisition, Inc., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Trilogy Enterprises, Inc., a Delaware corporation and wholly-owned subsidiary of Trilogy, Inc., a Delaware corporation (“Trilogy”), is making a third-party tender offer for, and offering to purchase, (1) all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Autobytel Inc., a Delaware corporation (the “Company”), and (2) the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Rights”) issued pursuant to the Rights Agreement, dated as of July 30, 2004 (as amended from time to time, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., successor-in-interest to U.S. Stock Transfer Corporation as Rights Agent, at a net price per Share equal to $0.35 in cash (without interest and subject to applicable withholding taxes) upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 20, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase and any amendments or supplements thereto, the “Offer”). Unless the context otherwise requires, all references herein to “Shares” shall be deemed to include the associated Rights, and all references herein to the “Rights” shall be deemed to include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement.

Holders of Shares will be required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. Accordingly, stockholders who sell their Rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the Expiration Date (as defined in the Offer to Purchase), a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date has occurred and Rights Certificates (as defined in the Offer to Purchase) have been distributed to holders of Shares prior to the time a holder’s Shares are purchased pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary (as defined in the Offer to Purchase) or, if available, a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary with respect thereto. If the Distribution Date has occurred and Rights Certificates have not been distributed prior to the time Shares are purchased pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure discussed in the Offer to Purchase. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates to the Depositary representing a number of Rights equal to the number of Shares tendered pursuant to the Offer within a period ending on the later of (1) three Nasdaq Global Market trading days after the date of execution of the Notice of Guaranteed Delivery and (2) three business days after the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the associated Shares for payment pursuant to the Offer if the Distribution Date has occurred prior to the Expiration Date.

If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in the Offer to Purchase. See the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

The Offer is conditioned upon, among other things: (i) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of Shares (together with the associated Rights), which, together with the Shares then owned by Trilogy and its wholly-owned subsidiaries (including Versata Enterprises, Inc. and Purchaser), represents a majority of the total number of Shares then outstanding on a fully-diluted basis; (ii) Purchaser being satisfied that the Rights have been redeemed or invalidated or are otherwise inapplicable to the Offer, the proposed second-step merger contemplated by the Offer, and any alternative proposal; (iii) Purchaser being satisfied that the restrictions on business combinations with interested stockholders set forth in Section 203 of the General Corporation Law of the State of Delaware are inapplicable to the Offer, the proposed second-step merger contemplated by the Offer, and any alternative proposal; and (iv) Purchaser being satisfied that Purchaser will control the Company’s Board of Directors immediately after the Offer is consummated. Other conditions to the Offer are described in the Offer to Purchase. The Offer is not subject to any financing condition.

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

•	Offer to Purchase dated April 20, 2009;

•	Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may also be used);

•	Notice of Guaranteed Delivery with respect to the Shares;

•	A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

•	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

•	A return envelope addressed to Continental Stock Transfer & Trust Company (the “Depositary”).

Purchaser urges you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:01 A.M., New York City time, on May 19, 2009, unless the Offer is extended.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates and, if applicable, Rights Certificates (or a timely Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in the Offer to Purchase), an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Morrow & Co., LLC (the “Information Agent”), as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares in the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Inquiries and requests for additional copies of the enclosed materials may be directed to the Information Agent at the address(es) and telephone number(s) for the Information Agent set forth in the Offer to Purchase.

Very truly yours,

Infield Acquisition, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, TRILOGY, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

3